Exhibit 99.4

RE:    Important Information about the Daktronics, Inc. 401(k) Plan

December ___, 2017

IMPORTANT - PLEASE CAREFULLY READ THIS EMAIL AND THE MATERIALS LINKED BELOW.

Daktronics, Inc. is offering to rescind the previous purchase of shares of Daktronics, Inc. common stock by persons who acquired an interest in such shares through the Daktronics, Inc. 401(k) Plan (the “Plan”) from December 1, 2016 through November 30, 2017.
The Plan administrator has directed us to send you the Prospectus for the rescission offer because you are a current or former participant in the Plan to whom this rescission offer may apply. The rescission offer deadline is 4:00 p.m., Central Time, on February 16, 2018.
Please click on the link below to access the Prospectus. You also have the right to request and obtain a paper copy of the Prospectus as described below.
[Link to prospectus]
The following important information is contained within the prospectus:

•	Detailed information about the rescission offer being made by Daktronics, Inc., including the actions that must be taken to accept the rescission offer

•	A Rescission Offer Acceptance Form and Rescission Offer Withdrawal Form

•	A Blackout Notice describing a temporary suspension of transactions in the Daktronics Stock Fund in connection with the rescission offer

•	A notice about the Plan’s qualified default investment alternatives

If you have difficulty accessing the link to the Prospectus, would like to receive a paper copy of the Prospectus, or have questions regarding the rescission offer, contact Daktronics Benefits by calling 1-605-692-0200 Monday through Friday (except holidays) between the hours of 8:00 AM AND 4:30 PM Central Time, or by emailing Benefits@Daktronics.com.
You are receiving this email because of the preferences you have selected in your account.

Disclosures:
The information contained herein has been provided at the direction of your plan administrator and does not constitute investment, financial, tax or legal advice. Please contact your investment, financial, tax, or legal advisor regarding your specific situation.
Recordkeeping, trustee, and/or custody services are provided by Wells Fargo Institutional Retirement and Trust, a business unit of Wells Fargo Bank, N.A.
Investments in Retirement Plans: